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                                  EXHIBIT 4.2

                                AMENDMENT NO. 1
                                       TO
                             THE EARL SCHEIB, INC.
                  1994 PERFORMANCE EMPLOYEE STOCK OPTION PLAN

The Plan is hereby amended as follows:

(a) Section 3.1 (Number of Shares Available) is amended to read as follows:

     "Section 3.1 Number of Shares Available. The total number of shares of Common Stock which are available for granting Options hereunder shall be five hundred thousand (500,000) (subject to adjustment as provided below in Section 3.3 and in Article VIII hereof)."

(b) Section 8.3 (Mergers and Consolidations), the first paragraph of such

Section 8.3, is amended to read as follows:

     "Section 8.3 Mergers and Consolidations. Notwithstanding the other Sections of this Article VIII, upon the dissolution or liquidation of the Company, or upon any reorganization, merger or consolidation of the Company with one or more corporations where the Company is the surviving corporation and the stockholders of the Company immediately prior to such transaction do not own at least eighty percent (80%) or more of the Company's Common Stock immediately after such transaction, or upon any reorganization, merger or consolidation of the Company with one or more corporations where the Company is not the surviving corporation, or upon a sale of substantially all of the assets or the sale or exchange of fifty percent (50%) or more of the then outstanding shares of Common Stock of the Company to another person, corporation or entity, including any group within the meaning of Regulation 13D promulgated under Section 13(d) of the Securities Exchange Act of 1934 (any such reorganization, merger, consolidation, sale of assets, or sale of shares of Common Stock being hereinafter referred to as the "Transaction"), the Plan shall terminate; provided however, that

        (i) any Option theretofore granted and outstanding under the Plan shall become immediately exercisable in full;

        (ii) the termination of the Plan, and any exercise of any Option (to the extent that the holder's right to exercise such Option has been accelerated by the operation of Section 8.3(i)), shall be concurrent with, subject to and conditioned upon the consummation of the Transaction to which such termination and acceleration relates, and if, for any reason, such Transaction is abandoned, exercise of the Option shall be void and such Option shall thereafter be exercisable only as permitted by the Plan and the Option Agreement, which shall remain in full force and effect."

Except as amended hereby, the Plan and each provision thereof remains in full force and effect. Capitalized terms used herein shall have the same meaning as defined in the Plan.

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